State of Delaware
Secretary of State
Division of Corporations
Delivered 12:51 PM 12/19/2023
FILED 12:51 PM 12/19/2023
SR 20234269544 - File Number 5251646

STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A DELAWARE CORPORATION TO A NON-DELAWARE ENTITY PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL CORPORATION LAW

1. The name of the Delaware corporation is Silo Pharma, Inc. ______________________________.

   (If changed, the name under which it's Certificate of Incorporation was originally filed: Point Capital, Inc.)

2. The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is December 3, 2012.

3. The jurisdiction to which the corporation shall convert is *(list jurisdiction)* Nevada and the name under which the entity shall be known is Silo Pharma, Inc..

4. The conversion has been approved in accordance with Section 266 of the Delaware General Corporation Law.

5. The corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, as well as for enforcement of any obligation of such other entity arising from the conversion, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Title 8, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

6. The address to which a copy of the process shall be mailed by the Secretary of State is 677 N. Washington Blvd., Sarasota, FL 94238.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 19th day of December, A.D. 2023.

By: /s/ Eric Weisblum
Authorized Officer

Name: Eric Weisblum
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